COLLECTIBLES USA, INC.

                           CERTIFICATE OF DESIGNATION
                                       OF
                      SERIES A CONVERTIBLE PREFERRED STOCK

                      ------------------------------------


         Pursuant to Section 151 of the Delaware General Corporation Law



                  The undersigned officer hereby certifies that:

                  A. He is the duly elected and acting officer of COLLECTIBLES USA, INC., a Delaware corporation (the "Corporation").

                  B. On April 23, 1997, the Board of Directors of the Corporation duly adopted resolutions in order to (i) amend and restate the Corporation's existing Certificate of Incorporation (as so amended and restated, the "Certificate of Incorporation") and (ii) designate the Series A Preferred Stock (as set forth in the resolution below).

                  C. The resolution contained herein has not been modified, altered or amended and is presently in full force and effect.

                  RESOLVED, that pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article Four of the Certificate of Incorporation of the Corporation, the Board of Directors hereby fixes and determines the voting rights, designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights of the first series of the preferred stock, par value $.01 per share (the "Preferred Stock"), which shall be designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock").

                  (1) Designation. There shall be a series of Preferred Stock designated as "Series A Convertible Preferred Stock." The number of shares initially constituting such series shall be 20,000.

                  (2) Rank. The Series A Preferred Stock shall, with respect to dividend and other distribution rights, and rights on liquidation, dissolution and winding up, rank (i) pari passu with any class of capital stock or series of Preferred Stock hereafter created which expressly provides that it ranks pari passu with the Series A Preferred Stock as to dividends, other distributions, liquidation preference and/or otherwise (collectively, the "Parity Securities"), and (ii) senior to (x) the Common Stock and all other securities of any class or classes (however designated) of the Corporation (other than the Series A Preferred Stock) the holders of which have the right, without limitation as to amount, after payment on any securities entitled to a

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preference on dividends or other distributions upon any dissolution, liquidation or winding up, either to all or to a share of the balance of payments upon such dissolution, liquidation or winding up (collectively, the "Common Stock") and
(y) any other class of capital stock or series of Preferred Stock hereafter created which does not expressly provide that it ranks pari passu with the Series A Preferred Stock as to dividends, other distributions, liquidation preference and/or otherwise (collectively, the "Junior Securities"). The terms "Parity Securities" and "Junior Securities" as used herein with respect to any class or series of capital stock shall only be deemed to refer to such class or series to the extent it ranks (i) pari passu with or (ii) not pari passu with, as applicable, the Series A Preferred Stock with respect to dividends, other distributions, liquidation preference or otherwise. The Corporation shall not issue any securities ranking senior to the Parity Securities with respect to dividends, distributions, liquidation preference or otherwise.

                  (3)      Dividends.

                  (a) In the event that the Corporation shall at any time or from time to time declare, order, pay or make a dividend or other distribution (whether in cash, securities or other property) on its Common Stock, the holders of shares of the Series A Preferred Stock shall be entitled to receive from the Corporation, with respect to each share of Series A Preferred Stock held, a dividend or distribution that is the same dividend or distribution that would be received by a holder of the number of shares of the Common Stock into which such share of Series A Preferred Stock is convertible pursuant to the provisions of Section (6) hereof on the record date for such dividend or distribution. Any such dividend or distribution shall be declared, ordered, paid or made on the Series A Preferred Stock at the same time such dividend or distribution is declared, ordered, paid or made on the Common Stock.

                  (b) So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not declare or pay or set apart for payment any dividends or make any other distributions on, or make payment on account of the purchase, redemption or other retirement of, any Junior Securities, whether in cash, property or otherwise (other than dividends or distributions payable in shares of the class or series upon which such dividends or distributions are declared or paid), nor shall the Corporation make any distribution on any Junior Securities, nor shall any Junior Securities be purchased or redeemed by the Corporation or any of its Subsidiaries, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Junior Securities, unless with respect to all of the foregoing all dividends or other distributions to which the holders of Series A Preferred Stock shall have been entitled, pursuant to Section (3)(a) hereof, shall have been paid or declared and a sum of money has been set apart for the full payment thereof; provided, however, that the Corporation may reacquire the Common Stock issued to officers, directors or employees of the Corporation if the Board of Directors approves such reacquisition and the reacquisition is intended to further the Corporation's efforts to effect an initial public offering of its Common Stock.

                  (c) In the event that full dividends are not paid or made available to the

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holders of all outstanding shares of the Common Stock,  Series A Preferred Stock and any Parity Securities, and funds available for payment of dividends shall be insufficient to permit payment in full to holders of all such stock of the full preferential amounts to which they are then entitled, then the entire amount available for payment of dividends shall be distributed first to the holders of the Series A Preferred Stock and any other Parity Securities ratably among all such holders in proportion to the full amount to which they would otherwise be respectively entitled, and then to the holders of the Common Stock and all other holders of Junior Securities ratably among all such holders in proportion to the full amount to which they would otherwise be respectively entitled.

                  (4)      Preference on Liquidation.

                  (a) In the event that the Corporation shall liquidate, dissolve or wind up, whether voluntarily or involuntarily, no distribution shall be made to the holders of shares of the Common Stock or other Junior Securities (and no monies shall be set apart for such purpose) unless prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount per share equal to the greater of (i) the sum of (x) the Liquidation Value, plus (y) all declared, accrued but unpaid dividends thereon through the date of distribution and (ii) ratable distributions determined with respect to the holders of Series A Preferred Stock and the Common Stock on the basis of the number of shares of Class A Common Stock into which such Series A Preferred Stock could be converted pursuant to the provisions of Section (6) hereof immediately prior to such distribution (the greater of (i) and (ii) above is herein referred to as the "Series A Liquidation Preference"). The "Liquidation Value" means $50 per share with respect to the Series A Preferred Stock.

                  (b) If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the assets of the Corporation shall be insufficient to permit the payment in full of the Series A Liquidation Preference for each share of Series A Preferred Stock then outstanding and the full liquidating payments on all Parity Securities, then the assets of the Corporation remaining shall be ratably distributed among the holders of Series A Preferred Stock and of any Parity Securities in proportion to the full amounts to which they would otherwise be respectively entitled if all amounts thereon were paid in full.

                  (c) Neither (i) the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation (ii) nor the consolidation, merger or other business combination of the Corporation with or into one or more corporations or other entities in which the consideration received per share of Series A Preferred Stock is at least equal to the Series A Liquidation Preference shall be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary, of the Corporation. For purposes hereof, the consideration received per share of Series A Preferred shall equal the cash received per share plus the fair value per share of any non-cash consideration. The fair value of such non-cash portion of the consideration shall be determined by the Board of Directors of the Corporation in good faith.

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                  (5)      Voting; Meetings.

                  (a) General. In addition to any voting rights provided in this Certificate of Incorporation or by law, the Series A Preferred Stock shall vote together with the Common Stock as a single class on all actions to be voted on by the shareholders of the Corporation. Each share of Series A Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of the Common Stock (including fractions of a share) into which each share of Series A Preferred Stock is then convertible. Whenever any action is proposed to be taken by shareholders without a meeting, the shareholders proposing to take such action shall provide prior written notice of such action, at least seven days prior to the taking of such action, to the holders, if any, of the Series A Preferred Stock then outstanding.

                  (b) Class Vote. At any time when shares of Series A Preferred Stock are outstanding, except where the vote or written consent of the holders representing a greater number of shares of Series A Preferred Stock is required by law or by the Certificate of Incorporation and in addition to any vote required by law or by the Certificate of Incorporation, without the approval of the holders representing at least a majority of the shares of Series A Preferred Stock then outstanding, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Corporation shall not amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or the Bylaws of the Corporation if such action would alter, change or affect adversely the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock.

                  (c) Meetings. The holders of Series A Preferred Stock shall be entitled to receive notice of all meetings of shareholders of the Corporation in the same manner and at the same times as the holders of the Common Stock. A special meeting of the shareholders of the Corporation shall be called by the Chairman or Chief Executive Officer at the request in writing of holders of at least fifty percent of the total number of shares of the Series A Preferred Stock then outstanding.

                  (6) Conversion. The holders of Series A Preferred Stock shall have the following conversion rights:

                  (a) Right to Convert. Subject to the provisions for adjustment hereinafter set forth, upon the date of consummation of an initial public offering (the "IPO") of the shares of Common Stock, the shares of the Series A Preferred Stock shall automatically convert either (i) into that number of whole, fully paid and nonassessable shares of the Common Stock (the "Conversion Shares"), determined by (X) dividing the Liquidation Value by (Y) an amount equal to 60% of the price at which each share of the Common Stock is offered to the public in the IPO or, at the option of the holder of the Series A Preferred Stock, (ii) into that number of whole shares of fully paid and nonassessable shares of Common Stock (the "Conversion Shares") determined by (X) dividing the Liquidation Value by (Y) an amount equal to 150% of the price

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at which the  Common  Stock is  offered  to the public in the IPO and cash in an amount equal to the Liquidation Value. No adjustment shall be made for fractional shares. The number of shares of the Common Stock deliverable upon conversion of a share of Series A Preferred Stock, adjusted as hereinafter provided, is referred to herein as the "Series A Conversion Ratio."

                  (b) Mechanics of Conversion. Each holder of Series A Preferred Stock that desires to convert the same into shares of the Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the principal office of the Corporation or of any transfer agent for the Series A Preferred Stock or the Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and stating therein the number of shares of Series A Preferred Stock being converted and setting forth the name or names in which such holder wishes the certificate or certificates of shares of the Common Stock to be issued if such name or names shall be different than that of such holder. Thereupon, the Corporation shall issue and deliver to such holder (i) a certificate or certificates for the number of validly issued, fully paid and nonassessable full shares of the Common Stock to which such holder is entitled and (ii) if less than the full number of shares of Series A Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Each conversion shall be deemed to have been effected immediately prior to the close of business on the date of such surrender of the shares to be converted so that the rights of the holder thereof as to the shares being converted shall cease at such time except for the right to receive shares of the Common Stock and any dividends declared, accrued and unpaid in accordance herewith and the holder entitled to receive the shares of the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of the Common Stock at such time.

                  (c) Adjustment of Series A Conversion Ratio. If and whenever the Corporation issues or sells any shares of the Common Stock (other than pursuant to a Permitted Issuance) for a consideration per share less than the Market Price of the Common Stock then in effect, then immediately upon such issuance or sale the Series A Conversion Ratio shall be increased to equal the amount determined by multiplying the Series A Conversion Ratio in effect immediately prior to such issuance or sale by a fraction, the numerator of which will be the product derived by multiplying the Market Price per share of the Common Stock determined as of the date of such issuance or sale by the number of shares of the Common Stock Deemed Outstanding immediately after such issuance or sale and the denominator of which will be the sum of (x) the number of shares of the Common Stock Deemed Outstanding immediately prior to such issuance or sale multiplied by the Market Price per share of the Common Stock determined as of the date of such issuance or sale, plus (y) the consideration, if any, received by the Corporation upon such issuance or sale. For purposes of this Section
(6)(c), the calculation of the number of shares of the Common Stock Deemed Outstanding shall exclude the shares of the Common Stock issuable upon conversion of the shares of Series A Preferred Stock.

                  (d) Adjustment for Stock Splits and Combinations. If the Corporation at any

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time or from time to time  after the Issue  Date  effects a  subdivision  of the outstanding Common Stock or combines the outstanding shares of the Common Stock, then, in each such case, the Series A Conversion Ratio in effect immediately prior to such event shall be adjusted so that each holder of shares of Series A Preferred Stock shall have the right to convert its shares of Series A Preferred Stock into the number of shares of the Common Stock which it would have owned after the event had such shares of Series A Preferred Stock been converted immediately before the happening of such event. Any adjustment under this Section (6)(d) shall become effective as of the date and time the subdivision or combination becomes effective.

                  (e) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets to another Person or other transaction which is effected in such a way that holders of the Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for the Common Stock is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Corporation shall make appropriate provision (in form and substance reasonably satisfactory to holders of Series A Preferred Stock representing a majority of the Series A Preferred Stock then outstanding) to insure that each of the holders of the Series A Preferred Stock shall thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of the Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series A Preferred Stock, such shares of stock, securities or assets as may be issuable or payable with respect to or in exchange for the number of shares of the Common Stock immediately theretofore acquirable and receivable upon conversion of such holder's Series A Preferred Stock had such Organic Change not taken place. In any such case, the Corporation shall make appropriate provision (in form and substance reasonably satisfactory to the holders of Series A Preferred Stock representing a majority of the Series A Preferred Stock then outstanding) with respect to such holders' rights and interest to insure that the provisions hereof shall thereafter be applicable to the Series A Preferred Stock (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Series A Conversion Ratio to reflect the value for the Series A Preferred Stock reflected by the terms of such consolidation, merger or sale, if the value so reflected would cause an increase to the Series A Conversion Ratio in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets assumes by written instrument (which may be the agreement of consolidation, merger or sale) (in form and substance reasonably satisfactory to the holders of Series A Preferred stock representing a majority of the Series A Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stocks, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

                  (f) Certain Events. If, at any time or from time to time after the Issue Date, any event occurs of the type contemplated by the provisions of Section (6) but not expressly

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provided for by such provisions (including,  without limitation, the granting of stock appreciation rights, phantom stock rights or other rights having equity or similar features but excluding any Permitted Issuance), then the Corporation's Board of Directors shall make an appropriate adjustment in the Series A
Conversion Ratio so as to protect the rights of the holders of Series A Preferred Stock; provided that no such adjustment shall decrease the Series A Preferred Conversion Ratio obtainable as otherwise determined pursuant to Section (6).

                  (g) No Fractional Shares Adjustments. No fractional shares shall be issued upon conversion of the Series A Preferred Stock. If more than one share of the Series A Preferred Stock is to be converted at one time by the same stockholder, the number of full shares issuable upon such conversion shall be computed on the basis of the aggregate amount of the shares to be converted. Instead of any fractional shares of the Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock the Corporation will pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the Market Price per share of the Common Stock at the close of business on the day of conversion which such fractional share of Series Preferred Stock would be convertible into on such date.

                  (h) Actions to Maintain Conversion Price Above Par Price. Before taking any action which would cause an adjustment in the Series A Conversion Ratio such that, upon conversion of the Series A Preferred Stock, shares of the Common Stock with par value, if any, would be deemed to be issued below the then par value of the Common Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be reasonably necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of the Common Stock at the Series A Conversion Ratio as so adjusted.

                  (i) Certificate of Adjustment. In any case of an adjustment or readjustment of the number of shares of the Common Stock or other securities issuable upon conversion of the Series A Preferred Stock, the chief financial officer or the president of the Corporation shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare and sign a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each holder of Series A Preferred Stock at the holder's address as shown in the Corporation's books. The Certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based including a statement of the number of shares of the Common Stock and the type and amount, if any, of other property which at the time would be received upon conversion of such holder's shares.

                  (7) Restriction on Transfer. Neither the Series A Preferred Stock, nor any Conversion Shares, have been registered under the securities laws of the United States of America or any state thereof. Accordingly, no shares of the Series A Preferred Stock, nor any shares issuable upon conversion, may be offered for sale, sold or transferred, in the absence of registration and qualification under applicable federal and state securities laws or an exemption

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from such.

                  (8) Definitions. The following terms shall have the respective meanings set forth below:

                  "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. For purposes of this definition, "controlling" (including with its correlative meanings, the terms "controlled by" and "under common control with") as used with respect to any Person shall mean the possession, directly or indirectly, of the power (i) to vote or direct the vote of 10% or more of the securities having ordinary voting power for the election of directors of such Corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of securities, by contract of otherwise.

                  "Business Day" means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

                  "Common Stock" means the Common Stock and all other securities of any class classes (however designated) of the Corporation (other than the Series A Preferred Stock) the holders of which have the right, without limitation as to amount, after payment on any securities entitled to a preference on dividends or other distributions upon any dissolution, liquidation or winding up, either to all or to a share of the balance of payments upon such dissolution, liquidation or winding up; provided that if there is a change such that the securities issuable upon conversion of the Series A Preferred Stock are issued by an entity other than the Corporation or there is a change in the class of securities so issuable, then the term "the Common Stock" shall mean one share of the security issuable upon conversion of the Series A Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

                  "Common Stock Deemed Outstanding" means, at any given time, the number of shares of the Common Stock actually outstanding at such time, plus the number of shares of the Common Stock deemed to be outstanding pursuant to Section (6)(d)(i) or (ii) hereof.

                  "Independent Investment Bank" means any investment bank or valuation firm chosen by the Corporation and consented to by the holders of a majority of shares of Series A Preferred Stock then outstanding, which consent shall not be unreasonably withheld, in each case, the costs and fees of which shall be borne by the Corporation and the opinion of which shall be addressed to the holders of the Series A Preferred Stock.

                  "Issue Date" means, as to any share of Series A Preferred Stock, the date of original issuance thereof by the Corporation.


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                  "Junior Securities" has the meaning set forth in Section (2).

                  "Market Price" means, as to any security, the average of the closing prices of such security's sales on all domestic securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted on the Nasdaq National Market as of 4:00 P.M., New York time, on such day, or, if on any day such security is not quoted on the Nasdaq National Market, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 10 days consisting of the day as of which "Market Price" is being determined and the 9 consecutive Business Days prior to such day; provided that if such security is listed on any domestic securities exchange the term "Business Days" as used in this sentence means business days on which such exchange is open for trading. If at any time such security is not listed on any domestic securities exchange or quoted on the Nasdaq National Market or the domestic over-the-counter market, the "Market Price" shall be the fair value thereof as determined in good faith by the Board of Directors of the Corporation (determined without giving effect to any discount for minority interest, any restrictions on transferability or any lack of liquidity of the Common Stock or to the fact that the Corporation has no class of equity registered under the Exchange Act), such fair value to be determined by reference to the cash price that would be paid between a fully informed buyer and seller under no compulsion to buy or sell; provided, however, (i) in the event that holders of Series A Preferred Stock representing a majority of the Series A Preferred Stock then outstanding disagree with the Board of Directors' determination of the fair value or (ii) if such fair value is being determined in connection with an issuance of securities solely to one or more Affiliates of the Corporation, then in each such case if so required by such holders of Series A Preferred Stock, such fair value shall be determined by an Independent Investment Bank and the determination of such Independent Investment Bank shall be final and binding on the Corporation and the holders of the Series A Preferred Stock.

                  "Organic Change" has the meaning set forth in Section (6)(f).

                  "Parity Securities" has the meaning set forth in Section (2).

                  "Permitted Issuance" means the issuance by the Corporation of shares of the Common Stock (i) upon conversion of the Series A Preferred Stock or (ii) in connection with any dividend or distribution to the holders of the Common Stock declared and made in accordance with Section (3) hereof.

                  "Person" means an individual, partnership, corporation, trust, unincorporated organization, joint venture, government or agency, political subdivision thereof, or any other entity of any kind.


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


                  "Senior Securities" means any class or series of capital stock of the Corporation other than Parity Securities or Junior Securities.

                  "Series A Conversion Ratio" has the meaning set forth in Section (6)(a).

                  "Series A Liquidation Preference" has the meaning set forth in Section (4)(a).

                  "Series A Preferred Stock" has the meaning set forth in Section (1).


                                                 /s/ Ronald P. Rafaloff
                                                 ------------------------------
                                                 Title:  Assistant Secretary
                                                 Name:   Ronald P. Rafaloff

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